Exhibit 99.1

FOR IMMEDIATE RELEASE

Chicago Rivet & Machine Co. Announces Third Quarter Results of Operations.
Naperville, IL, November 8, 2011.  Chicago Rivet & Machine Co. (NYSE Amex, symbol: CVR) today announced results for the third quarter of 2011 as summarized below:

CHICAGO RIVET & MACHINE CO.
Summary of Consolidated Results of Operations
For the Three and Nine Months Ended September 30

	Third Quarter		First Nine Months
	2011	2010	2011	2010
Net sales	$7,821,606	$6,950,274	$23,770,078	$21,650,200
Income before income taxes	471,640	154,993	1,521,183	815,922
Net income	317,640	105,993	1,022,183	559,922
Net income per share	.33	.11	1.06	.58
Average shares outstanding	966,132	966,132	966,132	966,132

(All figures subject to year-end audit)

Contact:
     Kimberly A. Kirhofer
     Chicago Rivet & Machine Co.
     (630) 357-8500